EXHIBIT 16.1

Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

Certified Public Accountants

Park 80 West, Plaza One

250 Pehle Avenue, Suite 601

Saddle Brook, NJ  07663

August 8, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C.  20549

Dear Commissioners:

We have read the statements made by Midwest Energy Emissions Corp. (the “Company”), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K of the Company dated August 3, 2022 and are in agreement with the statements contained in Item 4.01 insofar as they relate to our firm.

Very truly yours,

/s/ Rotenberg Meril Solomon Bertiger & Guttilla, P.C.

ROTENBERG MERIL SOLOMON BERTIGER & GUTTILLA, P.C. Saddle Brook, New Jersey